Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-169556, 333-175565, 333-186464, 333-188510, 333-198378, 333-213742, 333-216711, and 333-230704 on Form S-8; and in Registration Statement Nos. 333-213766, 333-221966, 333-228908, 333-234073, and 333-235441 on Form S-3; and in Registration Statement No. 333-234366 on Form S-1 of our report dated March 31, 2020, relating to the financial statements of Predictive Oncology Inc. appearing in this Annual Report on Form 10-K of Predictive Oncology Inc. for the year ended December 31, 2019.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
March 31, 2020